Exhibit 99.1

                            Contact:      Fred Kornberg
                                          President and CEO
                                          or
                                          Robert G. Rouse
                                          Senior Vice President and CFO
                                          Comtech Telecommunications Corp.
                                          (631) 777-8900

          COMTECH TELECOMMUNICATIONS CORP. DECLARES 3-FOR-2 STOCK SPLIT

Melville, New York - June 18, 2003 - Comtech Telecommunications Corp. (Nasdaq:
CMTL), a leading provider of telecommunications transmission and RF microwave amplifier products and mobile data communications services, today announced that its Board of Directors has approved a three-for-two stock split to be effected in the form of a stock dividend. The additional shares will be issued on July 14, 2003 to stockholders of record at the close of business on June 30, 2003. Cash will be distributed in lieu of any fractional shares. The Company currently has 7,628,715 shares outstanding. After the split, there will be approximately 11,443,000 shares outstanding.

Fred Kornberg, President and Chief Executive Officer, noted "This stock split will increase our shares outstanding and should enhance the liquidity in the market for our shares. We believe this will make our shares more accessible to individual and institutional investors."

Comtech Telecommunications Corp. (www.comtechtel.com) is an innovative player in domestic and global high-technology markets. Through its operating units, Comtech pursues opportunities in three interrelated market segments: telecommunications transmission, RF microwave amplifiers, and mobile data communications services. In each of these segments, growth has been driven by the increasing demand for telecommunications infrastructure and network and messaging services. The Company's specialties include the design of and manufacture of advanced products and networks used for transmission of voice, data and video using satellite, over-the-horizon microwave, terrestrial line-of-sight and other wireless communications systems. More than 300 distinct Comtech products are in service in more than 100 countries.

Certain information in this press release contains statements that are forward-looking in nature and involve certain significant risks and uncertainties. Actual results could differ materially from such forward-looking information. The Company's Securities and Exchange Commission filings identify many such risks and uncertainties. Any forward-looking information in this press release is qualified in its entirety by the risks and uncertainties described in such Securities and Exchange Commission filings.